UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PAB BANKSHARES, INC.

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PAB BANKSHARES, INC.
3250 North Valdosta Road
Valdosta, Georgia 31602
(229) 241-2775
NASDAQ: PABK
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 20, 2008
________________

To the Shareholders of PAB Bankshares, Inc.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of PAB Bankshares, Inc. (the “Company”) will be held at the Company's offices located at 3250 North Valdosta Road, Valdosta, Georgia 31602 on Tuesday, May 20, 2008 at 10:00 a.m., local time, for the following purposes:

1.
To elect five members to the Board of Directors to serve three-year terms expiring at the Annual Meeting of Shareholders in 2011 and to elect one member to the Board of Directors to serve a two-year term expiring at the Annual Meeting of Shareholders in 2010.

2.
To approve an amendment to delete Article VI of the Company’s Articles of Incorporation.  This amendment will eliminate the requirement of supermajority voting for mergers, consolidations, sales of all or substantially all of the Company’s assets, removal of a member of the Board of Directors and calling a special meeting of the shareholders.

3.	To ratify the appointment of Mauldin & Jenkins, LLC as our independent auditors for the fiscal year 2008.

4.	To consider such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has set April 4, 2008 as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors
/s/ James L. Dewar, Jr.
James L. Dewar, Jr.
Chairman of the Board

Valdosta, Georgia
April 18, 2008

YOUR PROXY IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD TO THE COMPANY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE.  YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO THE VOTE BEING TAKEN AT THE ANNUAL MEETING.

PROXY STATEMENT

PAB BANKSHARES, INC.
3250 North Valdosta Road
Valdosta, Georgia 31602
(229) 241-2775
NASDAQ: PABK

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PAB Bankshares, Inc. (the “Company”) of proxies from the shareholders of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 20, 2008 at 10:00 a.m., local time, at the Company’s offices located at 3250 North Valdosta Road, Valdosta, Georgia 31602.  The Company operates through its bank subsidiary, The Park Avenue Bank (the “Bank”).

The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his or her shares voted by proxy, even if he or she attends the Annual Meeting.  The proxy may be revoked by the person giving it at any time before its exercise, either by notice to the Secretary of the Company, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person.  All shares represented by valid proxies received pursuant to this solicitation and not revoked before their exercise will be voted in the manner specified therein.  If a proxy is signed and no specification is made, the shares represented by the proxy will be voted in favor of each of the proposals described in this Proxy Statement and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters properly presented for action at the Annual Meeting.

This Proxy Statement and the enclosed proxy card are being mailed to the Company’s shareholders on or about April 18, 2008.

The Board of Directors of the Company has set April 4, 2008 as the record date for the Annual Meeting.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.  As of April 4, 2008, there were 9,152,402 shares of common stock of the Company issued and outstanding.

In order to establish a quorum for the transaction of business at the Annual Meeting, the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy.  Abstentions will be treated as present for purposes of determining a quorum.  Shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.  Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting.

In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit proxies in favor of the proposals if deemed necessary, by personal contact, letter, telephone or other means of communication.  Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals.  We have engaged Morrow & Co., LLC to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $6,500 plus their out-of-pocket expenses. The costs of solicitation of proxies for the Annual Meeting will be borne by the Company.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The Company’s Board of Directors has nominated five persons for election as directors at the Annual Meeting to hold office until the 2011 Annual Meeting of Shareholders and one person for election as a director to hold office until the 2010 Annual Meeting of Shareholders.  Each person nominated shall hold office until the term of the class of directors for which he has been elected expires and until his successor is duly elected and qualified, or until his earlier death, resignation, incapacity to serve, or removal.

The members of the Company’s Board of Directors are elected by the shareholders.  The directorships of the Company are divided into three classes, with the members of each class generally serving three-year terms.  The Company’s Board of Directors presently consists of 13 members.  However, the Board of Directors has nominated one individual who is not currently on the Board, James W. Godbee, Jr., to stand for election at the Annual Meeting.  This would increase the size of the Board from 13 members to 14 members.  The six director nominees and the eight incumbent members of the Board of Directors are listed below.

Nominees with Term Expiring at the 2011 Annual Meeting:
R. Bradford Burnette
Michael H. Godwin
Kennith D. McLeod
Paul E. Parker
M. Burke Welsh, Jr.
Nominee with Term Expiring at the 2010 Annual Meeting:
James W. Godbee, Jr.
Directors with Term Expiring at the 2010 Annual Meeting:
James B. Lanier, Jr.
Douglas W. McNeill
F. Ferrell Scruggs, Sr.
David K. Williams
Directors with Term Expiring at the 2009 Annual Meeting:
Walter W. Carroll, II
James L. Dewar, Jr.
John E. Mansfield, Jr.
Joe P. Singletary, Jr.

Vote Required

If for any reason any nominee should become unable or unwilling to accept nomination or election, the persons voting the proxies will vote for the election of another nominee designated by the Company’s Board of Directors.  Management of the Company has no reason to believe that any nominee will not serve, if elected. With regard to the election of directors, votes may be cast for, or votes may be withheld from, each nominee.  The proposal to elect directors to serve as members of the Company’s Board of Directors requires the affirmative vote of a plurality of the shares of common stock of the Company present, in person, or represented by proxy at the Annual Meeting.  Votes that are withheld, abstentions, and broker non-votes will have no effect on the election of directors.

Nominations for Election and Information Regarding Directors

Set forth below is information about each nominee for election to a term as a director and each incumbent director whose term of office expires at the Annual Meetings of Shareholders in 2009 or 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO
ELECT AS DIRECTORS THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTORS
Term Expiring at the 2011 Annual Meeting of Shareholders

R. BRADFORD BURNETTE
Retired Bank Executive
Director since 1982
Age 68

Mr. Burnette retired from the Company and the Bank where he served as President and Chief Executive Officer of the Company since its founding in 1982 until his retirement in 2001, as the Chief Executive Officer of the Bank from 1990 to 1997, as President of the Bank from 1983 to 1990, and as Executive Vice President of the Bank from 1968 to 1982.  Mr. Burnette has served as a director of the Bank since 1968.  Mr. Burnette served as Chairman of the Board of Directors of the Company and the Bank from February 2000 to March 2003.  Mr. Burnette has served as a member of the Bank’s Loan Committee since 2001, as Chairman of the Company’s Governance Committee since February 2005, and as an ex-officio member of the Company’s Compensation Committee since March 2005.  Mr. Burnette is also a director of Nexity Bank and its holding company, Nexity Financial Corporation, a publicly-traded company located in Birmingham, Alabama.

MICHAEL H. GODWIN
Real Estate Executive
Director since 2002
Age 49

Mr. Godwin is the President and Chief Executive Officer of Ambling Companies, Inc. and affiliated companies, a real estate development, construction and management company headquartered in Valdosta, Georgia.  Mr. Godwin is a member of the Board of Directors of the National Multi-Housing Council.  Mr. Godwin has served as a director of the Bank since 2000.  Mr. Godwin has served as a member of the Bank’s Loan Committee since 2003, as Chairman of the Company’s Compensation Committee since March 2005, as a member of the Company’s Nominating and Governance Committee from March 2004 to February 2005 when it was dissolved, and as a member of the Company’s Nominating Committee since February 2005.

KENNITH D. MCLEOD
Certified Public Accountant
Director since 1999
Age 61

Mr. McLeod is a self-employed certified public accountant in Hazlehurst, Georgia.  Mr. McLeod is also the principal owner and Chief Executive Officer of Hazlehurst Main Street, Inc. and Medallion Investment Group, LLC, both of which are involved in commercial and industrial real estate ownership and management.  He has served as a director of the Bank since 2001, and he served as a director of Baxley Federal Savings Bank from 1985 until its merger into the Bank in March 2002.  Mr. McLeod has also served as a member of the Company’s Audit Committee since 2000.

PAUL E. PARKER
Bakery Executive
Director since 1998
Age 59

Mr. Parker is a director and the Vice President of Claxton Bakery, Inc., a family owned wholesale bakery located in Claxton, Georgia, and the Vice President of ADMP Enterprises, Inc., a commercial real estate management company.  Mr. Parker was a founding director of Eagle Bancorp, Inc., the holding company for Eagle Bank and Trust, of Statesboro, Georgia, from 1990 to 1998, when it was acquired by the Company.  He has served as a director of the Bank since 2001 and as a director of Eagle Bank and Trust from its founding in 1990 until its merger into the Bank in January 2002.  Mr. Parker has served as a member of the Company’s Audit Committee since 1998.  Mr. Parker is also a director of The Claxton Bank and its holding company, Southern Bankshares, Inc., located in Claxton, Georgia.

M. BURKE WELSH, JR.
President and Chief Executive Officer of the Company and the Bank
Director since 2005
Age 61

Mr. Welsh is President, Chief Executive Officer and director of the Company and the Bank, positions he has held since February 2005.  Prior to accepting his current duties, Mr. Welsh served as Senior Executive Vice President of the Company, as President of the Bank since 2003, and as Chief Executive Officer of the Bank since 2004.  Mr. Welsh also served as a member of the Bank’s Loan Committee from 2001 to April 2006.  Since joining the Company in August 2000, Mr. Welsh has served in various senior management positions, including Chief Credit Officer and Market President for Valdosta and Henry County.  Prior to joining the Company, Mr. Welsh was employed by Central & Southern Bank and its successors, Premier Bancshares, Inc., and BB&T Corporation, from 1992 to 2000, where he last served as the Henry County Market Executive for BB&T Corporation.

NOMINEE FOR ELECTION AS DIRECTOR
Term Expiring at the 2010 Annual Meeting of Shareholders

JAMES W. GODBEE, JR
Certified Public Accountant
Age 41

Mr. Godbee is a partner with Henderson & Godbee, LLP, a certified public accounting firm in Valdosta, Georgia.  Prior to becoming a partner in 2000, he worked as a Tax Manager for the firm from October 1997 and worked as a Tax Manager for Bearden & Smith, PC, an accounting firm in Atlanta, Georgia from December 1992 to October 1997.  He has served as an advisory director of the Bank’s Valdosta Market Advisory Board since 2000, and presently serves as the Chairman of that Advisory Board.  He also currently serves as a member of the Valdosta Housing Authority Board and the South Georgia Medical Center Foundation Board.

INCUMBENT DIRECTORS CONTINUING IN OFFICE
Term Expiring at the 2010 Annual Meeting of Shareholders

JAMES B. LANIER, JR.
Consultant Forester
Director since 1998
Age 61

Mr. Lanier is an owner of Lanier-Brookins, Inc., a forestry-consulting firm. Mr. Lanier was a founding director of Eagle Bancorp, Inc., the holding company for Eagle Bank and Trust, of Statesboro, Georgia, from 1990 to 1998, when it was acquired by the Company.  He has served as a director of the Bank since 2001 and as a director of Eagle Bank and Trust from its founding in 1990 until its merger into the Bank in January 2002.  Mr. Lanier has served as a member of the Company’s Audit Committee since April 2002 and as a member of the Company’s Governance Committee since February 2005.

DOUGLAS W. MCNEILL
Real Estate Executive
Director since 2005
Age 65

Mr. McNeill is a director of Case Pomeroy and Company, Inc. and subsidiaries, a publicly traded company.  In December 2007, he retired as President of Case Pomeroy Properties, a real estate development and investment firm located in Jacksonville Beach, Florida.   Mr. McNeill has been involved in the real estate industry for more than 30 years as a senior level executive directing multi-million dollar developments and investments.  He also serves as a director of the Real Estate Advisory Committee of the Reinhold Corporation and a member of the Investment Committee of the Levitt Corporation.  In addition, he is a director of Kent State University Foundation and a past director of Leadership Florida and the Florida Chamber of Commerce.  Since March 2005, Mr. McNeill has served on the Bank’s Loan Committee and the Company’s Compensation Committee.  In April 2007, Mr. McNeill was elected to serve as Vice Chairman of the Company’s Board of Directors.

F. FERRELL SCRUGGS, SR.
Retired Construction Executive
Director since 1989
Age 69

In 2002, Mr. Scruggs retired as Chairman of the Board of Directors of The Scruggs Company, a road construction company headquartered in Valdosta, Georgia, where he had worked for 37 years.  Mr. Scruggs also served as the Vice President and Secretary of Civiltec, Inc., another road construction company, from 2002 until 2003.  Mr. Scruggs was a director of the Bank from 1989 until 1999 and was reelected as a director in 2001.  He has served as Chairman of the Bank’s Loan Committee since 2002 and as a member since 2001, as Chairman of the Company’s Nominating and Governance Committee from March 2004 to February 2005 when it was dissolved, and as Chairman of the Company’s Nominating Committee since February 2005.

DAVID K. WILLIAMS
Real Estate Executive
Director Since 2007
Age 47

Mr. Williams is President of Killearn Properties, Inc. of Georgia and Vice President and director of its parent company, Killearn, Inc.  Mr. Williams has served in various management capacities with Killearn and related entities since 1983.  From 1993 to 1997, Mr. Williams served as Chief Financial Officer of Killearn Properties, Inc. when it was listed on the American Stock Exchange.  No longer listed and currently headquartered in Stockbridge, Georgia, Killearn, Inc. and its related entities have developed golf course communities in Metro Atlanta, North Georgia and Tallahassee, Florida over the past four decades.  Mr. Williams is also a director of the Henry County Council for Quality Growth and as a director of the Georgia Horseman’s Association.  Mr. Williams has been a director of the Company since May 2007 and has served on the Bank’s Loan Committee since July 2007 and the Company’s Audit Committee since May 2007.

INCUMBENT DIRECTORS CONTINUING IN OFFICE
Term Expiring at the 2009 Annual Meeting of Shareholders

WALTER W. CARROLL, II
Real Estate Investor
Director since 1989
Age 59

Mr. Carroll is the owner of Carroll Investment Group, LLC, a commercial real estate brokerage firm in Valdosta, Georgia.  From June 2005 to December 2006, Mr. Carroll worked as a real estate broker for Coldwell Banker Premier Real Estate.  Mr. Carroll served as Vice President of Business Development for the Bank from April 2002 through June 2005 and has served as a director of the Bank since 1989.  Mr. Carroll worked as a commercial real estate agent from 1998 to 2002.  He also served as an executive officer and an owner of Sunset Farm Foods, Inc. from 1971 to 1997.  Mr. Carroll has served as a member of the Bank’s Loan Committee since 2001.  Prior to his term of employment with the Bank, Mr. Carroll also served as a member of the Company’s Audit Committee from 1989 until April 2002.

JAMES L. DEWAR, JR.
Real Estate Developer
Director since 1982
Age 65

Mr. Dewar is Chief Executive Officer of Dewar Properties, Inc. and President of Dewar Realty, Inc. in Valdosta, Georgia where he has been actively involved in various facets of real estate development, construction and management for the past 34 years.  Mr. Dewar served as interim President and Chief Executive Officer of the Company from August 2004 to February 2005.  Mr. Dewar has served as Chairman of the Board of Directors of the Company and the Bank since 2003, a member of the Bank’s Loan Committee since 2001, and a member of the Company’s Compensation Committee since March 2005.  Mr. Dewar has also served as a director of the Bank since 1969.

JOHN E. MANSFIELD, JR.
Real Estate Investor
Director since 2005
Age 52

Mr. Mansfield is President of Indigo Land Company, a real estate investment firm located in Alpharetta, Georgia.  Mr. Mansfield is also a partner in Dominion Capital Management, an equity financing group located in Atlanta, Georgia.  Prior to serving in his current capacities, Mr. Mansfield was the managing partner of Onyx-Mansfield Energy from 1998 to 2001; the founder and President of Onyx Petroleum from 1986 to 1998; the Vice President of Mansfield Oil Company from 1978 to 1984, and the President of Kangaroo Convenience Stores from 1981 to 1985, all of which were located in Gainesville, Georgia.  In January 2005, Mr. Mansfield was elected to the Board of Directors of the Company and the Bank, and he was appointed to serve on the Bank’s Loan Committee.  In March 2005, Mr. Mansfield was appointed to serve on the Company’s Compensation Committee.

JOE P. SINGLETARY, JR.
Executive/Oil Jobber
Director since 1989
Age 70

Mr. Singletary is an executive officer and an owner of Sing Bros., Inc., a gasoline and wholesale / retail company in Valdosta, Georgia, and Tripo, Inc., a similar business also located in Valdosta.  Mr. Singletary served as a director of the Bank from 1989 until 1999 and was reelected as a director in 2001.  Mr. Singletary has also served as a member of the Bank’s Loan Committee since 2001.

There are no family relationships between any of the directors or executive officers of the Company or its subsidiaries.  However, the following family relationships exist between certain directors and an officer of the Bank and certain non-fiduciary advisory directors of the Bank.

•	R. Bradford Burnette, a director of the Company, is the father-in-law of Jeffery E. Hanson, the Valdosta/Lowndes County Market President of the Bank;

•	Paul E. Parker, a director of the Company, is the brother of W. Dale Parker, a member of the Statesboro Advisory Board of the Bank;

•	Joe P. Singletary, Jr., a director of the Company, is the father of Joe P. Singletary, III, a member of the Valdosta Advisory Board of the Bank.

PROPOSAL TWO:
APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

Introduction

We are seeking shareholder approval to amend the Company’s articles of incorporation to remove existing supermajority vote provisions and allow Georgia law (to which the Company is subject) to govern these shareholder approval provisions.

The Company’s articles of incorporation currently require the affirmative vote of holders of two-thirds of the total issued and outstanding shares (a “supermajority”) to (i) approve any merger or consolidation of the Company with any other entity; (ii) approve the disposition of substantially all of the Company’s assets; (iii) remove a director; or (iv) call a special meeting of the shareholders.

Georgia law provides that if the articles of incorporation or a bylaw adopted by the shareholders do not provide otherwise, a director may be removed for cause by the affirmative vote of holders of a majority of the total outstanding shares of the Company at a meeting called for the purpose of removing such director.

Further, Georgia law provides that if the articles of incorporation or bylaws do not provide otherwise, a special meeting of the shareholders may be called by the board of directors, such persons authorized in the bylaws to call a meeting and at least 25% of all of the total outstanding shares of the Company.  The Company’s bylaws provide that a special meeting of the shareholders may be called for any stated purpose by the chairman, the president, the request of any two or more directors or the written request of shareholders owning a majority of the total issued and outstanding shares of the Company.

Georgia law provides that any plan of merger or share exchange to which the Company is a party must be adopted by the board of directors.  Unless Georgia law, the articles of incorporation, the bylaws or the directors (where its submission or effectiveness of the plan to the shareholders is conditional) requires a greater vote, the plan of merger or share exchange is subject to the affirmative vote of the holders of a majority of the total outstanding shares of the Company called at a meeting for such purpose.  Under Georgia law, however, if under a plan of merger the Company is the surviving corporation or the Company is the acquiring corporation in a share exchange, approval of the shareholders is not required so long as: (i) the articles of incorporation of the Company will not differ from its articles before the merger or share exchange; (ii) each share of the Company outstanding immediately after the merger or share exchange is identical to each share outstanding immediately before the merger or share exchange; and (iii) the sum of the number of shares of the Company outstanding after the merger or share exchange, including shares subject to issue upon the exercise of rights or warrants granted pursuant to the merger or share exchange will not exceed the number of shares authorized to be issued by the Company under its articles of incorporation.  Notwithstanding Georgia law, the NASDAQ Marketplace Rules (to which the Company is subject) requires that shareholders approve any merger or any share exchange where the number of the outstanding shares of the Company’s common stock will increase by more than 20% of the number of outstanding shares immediately before the merger or share exchange.

If the proposal is approved, an amendment to the Company’s articles of incorporation substantially in the form of Appendix A will be filed with the Georgia Secretary of State and will become effective upon filing.

Vote Required

The adoption of this proposed amendment requires the affirmative vote of holders of two-thirds of the Company shares of common stock outstanding on the Record Date.  Abstentions and broker non-votes will have the effect of votes against the proposal.

Reasons for the Amendment

The supermajority vote provisions were implemented primarily for anti-takeover purposes.  Also, the Company’s articles of incorporation limit its ability to consummate the acquisition of other business entities by merger or share exchange.  The Board of Directors believes that the evolving notions of what constitutes good corporate governance disfavor a supermajority vote for the removal of directors or the ability to call a meeting of the shareholders and favor a majority shareholder vote standard for non-ordinary course transactions such as mergers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO AMEND THE ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS.

PROPOSAL THREE:
RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed Mauldin & Jenkins, LLC (“Mauldin & Jenkins”) as independent auditors for the 2008 fiscal year.  A proposal will be presented at the Annual Meeting to ratify the appointment of Mauldin & Jenkins as our independent auditors for the 2008 fiscal year.  Ratification of this appointment requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote. Votes may be cast for or against this proposal, or shareholders may abstain from voting thereon.  Abstentions will have the effect of a vote against the proposal, but the failure of a shareholder to submit a proxy or attend the Annual Meeting, including broker non-votes, will have no effect on the outcome of this proposal.  If shareholders fail to ratify the appointment of Mauldin & Jenkins, other independent auditors will be considered by the Board of Directors upon recommendation of the Audit Committee.  We have been advised that a representative from Mauldin & Jenkins will be present at the Annual Meeting, will be given an opportunity to speak, and will be available to answer appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO RATIFY THE APPOINTMENT OF THE 2008 INDEPENDENT AUDITORS.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the proposals referred to herein.  If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The business and affairs of the Company are under the direction of the Company’s Board of Directors, which held 13 meetings during 2007.  During 2007, the Board of Directors had four standing committees: the Audit Committee, the Nominating Committee, the Governance Committee and the Compensation Committee.  The principal functions and the names of the directors currently serving as members of each of those committees are set forth below.  Copies of the charters for the Audit, Nominating, Governance, and Compensation Committees are available on the Company’s website at www.pabbankshares.com.

During 2007, all of our directors, with the exception of James L. Dewar, Jr., attended at least 75% of all meetings of the full Board and of the Committees on which they served.  Health issues prevented Mr. Dewar from participating in at least 75% of all Board and Committee meetings in 2007.  All directors have served continuously since their first election.  The Board of Directors has affirmatively determined that the following 11 current directors, which constitute a majority of the Board, are independent in accordance with NASDAQ Rule 4350(c)(1) governing director independence:  James L. Dewar, Jr., R. Bradford Burnette, Michael H. Godwin, James B. Lanier, Jr., John E. Mansfield, Jr., Kennith D. McLeod, Douglas W. McNeill, Paul E. Parker, F. Ferrell Scruggs, Sr., Joe P. Singletary, Jr. and David K. Williams.  The Board of Directors has also affirmatively determined that our director nominee, James W. Godbee, Jr., would also be independent in accordance with NASDAQ Rule 4350(c)(1), if elected.

The NASDAQ rules governing director independence provide that in order for a director to be considered independent:

•	a director must not be an executive officer or employee of the company or its subsidiaries;
•
a director must not have a relationship that, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	a director must not be, or during the past three years must not have been, employed by the company or by any subsidiary of the company;
•
a director must not have accepted or have an immediate family member who has accepted any compensation from the company or any subsidiary of the company in excess of $100,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following:

o	compensation for board or committee service,
o	compensation paid to an immediate family member who is an employee (other than an executive officer) of the company or of a subsidiary of the company, or
o	benefits under a tax-qualified retirement plan or non-discretionary compensation,
•	a director must not have an immediate family member who is, or has been in any of the past three years, employed by the company or any subsidiary of the company as an executive officer;
•
a director must not be, or have an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made or received payments for property or services in the current or any of the past three fiscal years exceeding 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

o	payments arising solely from investments in the company’s securities, or
o	payments under non-discretionary charitable contribution matching programs;
•
a director must not be, or have an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the listed company’s executive officers serve on that entity’s compensation committee; and

•
a director must not be, or have an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and operates pursuant to an Audit Committee Charter, which is available on the Company’s website at www.pabbankshares.com.  The Audit Committee consisted of five members from January 2007 through May 2007 and consisted of four members from May 2007 through December 2007.  The Audit Committee held 14 meetings during the 2007 fiscal year.  The Audit Committee reviews the scope and timing of the audit services of the Company’s independent accountants and any other services such accountants are asked to perform and has the authority to engage the services of such independent accountants.  In addition, the Audit Committee reviews the independent accountants’ report on the Company’s financial statements and the Company’s policies and procedures with respect to internal accounting and financial controls.  The members of the Audit Committee during 2007 were Bill J. Jones (until his retirement in May 2007), James B. Lanier, Jr., Kennith D. McLeod, Paul E. Parker, John M. Simmons, III (until his retirement in May 2007) and David K. Williams (since his appointment in May 2007).  All Directors who currently serve as members of the Audit Committee during 2007 have been determined by the Board of Directors to be independent in accordance with applicable NASDAQ and Securities and Exchange Commission (“SEC”) requirements.  The Company’s Board of Directors has affirmatively determined that Kennith D. McLeod is an “audit committee financial expert” as that term is defined under applicable federal securities regulations.

The Governance Committee consists of three directors and held one meeting during the 2007 fiscal year.  The Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management.  The Governance Committee operates pursuant to a Governance Committee Charter, which is available on the Company’s website at www.pabbankshares.com.  The members of the Governance Committee during 2007 were R. Bradford Burnette, James B. Lanier, Jr., John M. Simmons, III (until his retirement in May 2007) and Kennith D. McLeod (since his appointment in May 2007).  All Directors who served as members of the Governance Committee during 2007, with the exception of R. Bradford Burnette, have been determined by the Board of Directors to be independent in accordance with the applicable NASDAQ and SEC requirements.

The Compensation Committee consists of four independent directors and held 11 meetings during the 2007 fiscal year.  The Compensation Committee is responsible for the oversight of the corporate philosophy and structure of compensation programs, including corporate objectives relevant to executive compensation, evaluation of executive management’s performance, design of long-term incentive components and approval of annual expenditures for executive compensation.  The Compensation Committee operates pursuant to a Compensation Committee Charter, which is available on the Company’s website at www.pabbankshares.com.  In 2007, the members of the Compensation Committee were James L. Dewar, Jr., Michael H. Godwin, John E. Mansfield, Jr. and Douglas W. McNeill.  In addition, R. Bradford Burnette served in an advisory capacity as an ex-officio member of the Committee in 2007, as the Board has determined that his presence on the Compensation Committee is in the best interest of the Company and its shareholders due to his significant experience and knowledge regarding bank and bank holding company governance and compensation practices.  As of January 1, 2008, R. Bradford Burnette will begin serving on the Compensation Committee as a voting member, rather than as an ex-officio member.

The Nominating Committee consists of three independent directors and held two meetings during the 2007 fiscal year.  The Nominating Committee operates pursuant to a Nominating Committee Charter, which is available on the Company’s website at www.pabbankshares.com.  The Nominating Committee considers important aspects of the director nomination process, including those regarding qualifications for service on the Board of Directors, the committee’s identification and evaluation of potential director nominees and the consideration of director nominees recommended by the shareholders.  All Directors who served as members of the Nominating Committee during 2007 have been determined by the Board of Directors to be independent in accordance with the applicable NASDAQ and SEC requirements.  During 2007, the members of the Nominating Committee were F. Ferrell Scruggs, Sr., Michael H. Godwin, Bill J. Jones (until his retirement in May 2007) and Douglas W. McNeill (since his appointment in May 2007).

The Nominating Committee assists the Board of Directors in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board.

With respect to the Nominating Committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated.  Rather, the committee considers each candidate on his or her own merits.  However, in evaluating candidates, there are a number of criteria that the committee generally views as relevant and is likely to consider.  Some of these factors include a candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as banking and financial services, legal, accounting, human resources, finance and marketing experience;
•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
•	contribution to diversity of the Board of Directors;
•	integrity and reputation;
•	whether the candidate has the characteristics of an independent director;
•	academic credentials;
•	other obligations and time commitments and the ability to attend meetings in person; and
•	current membership on the Company’s board -- our board values continuity (but not entrenchment).

The Nominating Committee does not assign a particular weight to these individual factors.  Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate.  Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board of Directors.  With respect to the identification of nominee candidates, the committee has not developed a formalized process.  Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation.  The Company historically has not utilized a recruiting firm to assist in the process.

The Nominating Committee welcomes recommendations for nominations from the Company’s shareholders and evaluates shareholder nominees in the same manner that it evaluates a candidate recommended by other means.  In order to make a recommendation, the committee asks that a shareholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;
•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Director Code of Conduct Policy and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated that Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending shareholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and
•
any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

For a proposal to be properly brought before a meeting by a shareholder, such shareholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s bylaws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.  The committee may not necessarily respond directly to a submitting shareholder regarding recommendations.

Security holders may send communications directly to the Board of Directors and its respective committees by mailing their remarks to the following address:

James L. Dewar, Jr., Chairman
The Board of Directors
PAB Bankshares, Inc.
Post Office Box 1124
Valdosta, Georgia 31603-1124

The Board of Directors does not require the attendance of its members at the Annual Meeting.  Nonetheless, 12 of the 13 directors attended last year’s Annual Meeting.

THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which during fiscal year 2007 consisted entirely of directors who met the independence requirements of NASDAQ Rule 4350(d)(2) and Rule 10A-3 of the Exchange Act, has furnished the report set forth below.

Management is responsible for the Company’s internal controls, financial reporting process, preparation of financial statements and compliance with laws and regulations and ethical business standards.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue an opinion as to the audited financial statements’ conformity with accounting principles generally accepted within the United State of America.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Within this context, the Audit Committee has met and held discussions with management and the independent accountants.  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted within the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.  The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Committee’s review of the representations of management and the report of the independent accountants to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

The foregoing report has been furnished by the Audit Committee of the Board of Directors.

Kennith D. McLeod, Committee Chair
James B. Lanier, Jr.
Paul E. Parker
David K. Williams

INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed Mauldin & Jenkins as independent auditors for the fiscal year ending December 31, 2008.  Mauldin & Jenkins audited the consolidated financial statements of the Company for the 2007 fiscal year.  We have been advised that a representative of Mauldin & Jenkins will be present at the Annual Meeting, will be given an opportunity to speak, and will be available to answer appropriate questions.

Audit Fees

The aggregate fees billed and to be billed by Mauldin & Jenkins for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2007, the review and attestation of management’s assertions related to the Company’s internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year were $126,000.  The aggregate fees billed by Mauldin & Jenkins for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2006 and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year were $125,000.

Audit-Related Fees

The aggregate fees, other than those disclosed under the caption Audit Fees above, billed and to be billed by Mauldin & Jenkins for consultations regarding accounting standards, reporting issues and due diligence assistance services for fiscal year 2007 were $22,675.  The aggregate fees, other than those disclosed under the caption Audit Fees above, billed by Mauldin & Jenkins for assurance and related services reasonably related to the performance of the audit or review of the financial statements for fiscal year 2006 were $1,850.

Tax Fees

The aggregate fees billed and to be billed by Mauldin & Jenkins for professional services rendered for tax compliance, tax advice and tax planning were $19,850 for fiscal year 2007 and $14,850 for fiscal year 2006.  Such fees were principally paid for tax compliance services performed by Mauldin & Jenkins.

All Other Fees

There were no fees billed by Mauldin & Jenkins for professional services rendered other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees above for fiscal year 2007 and for fiscal year 2006.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Audit Committee.  The Audit Committee approved 100% of the services performed by Mauldin & Jenkins in 2007.

EXECUTIVE OFFICERS

Certain executive officers of the Company have entered into employment agreements with the Company as described in the section “Executive Compensation.”  The following sets forth certain information with respect to the executive officers of the Company.

M. BURKE WELSH, JR.
Director
President and Chief Executive Officer of the Company and the Bank
Age 61

The biographical information regarding Mr. Welsh, who is also a director, can be found under the heading of this proxy statement entitled “Proposal One: Election of Directors.”

R. WESLEY FULLER
Executive Vice President and Director of Operations
Age 47

Mr. Fuller has served as Executive Vice President of the Company and the Bank since August 2002.  Mr. Fuller has served as Director of Operations for the Company and the Bank since January 2002.  Mr. Fuller was Senior Vice President of the Company and the Bank from January 2002 to August 2002 and Vice President of the Bank from October 2001 to January 2002.  Before joining the Company, Mr. Fuller was employed by Futurus Financial Services, Inc. and Futurus Bank, N.A. as Executive Vice President and Chief Financial Officer from 2000 to 2001 and by Premier Bancshares, Inc. as Executive Vice President of Operations from 1997 until 2000.  Mr. Fuller’s banking career began in 1983 with First South Bank in Fort Valley, Georgia.

DAVID H. GOULD, JR.
Executive Vice President / South Georgia and Florida Regional President
Age 60

Mr. Gould has served as Executive Vice President and Regional President for the South Georgia and Florida markets of the Company and the Bank since November 2005.  Mr. Gould has over 30 years banking experience in various leadership positions.  From 2002 to 2005, Mr. Gould served as Chief Banking Officer at Community Bankshares, Inc. in Cornelia, Georgia.  From 1998 to 2001, Mr. Gould served as Consumer Market Executive for the Mid-South Banking Group at Bank of America in Nashville, Tennessee, where he retired after 25 years of combined service to that institution and its predecessors.  Mr. Gould’s banking career began in 1974 at Citizens & Southern Bank in Savannah, Georgia.

GEORGE D. HENDERSON
Executive Vice President / Chief Credit Officer
Age 56

Mr. Henderson was appointed to serve as Executive Vice President, Chief Credit Officer for the Company and the Bank on April 24, 2007. Previously, Mr. Henderson served as the Market President for the Bank’s Hall County, Georgia office since 2002 during which time he also served as Senior Vice President over Commercial Lending in Hall County. Mr. Henderson has 33 years of experience in commercial banking with various financial institutions in Georgia. Prior to joining the Company in 2002, Mr. Henderson served in various positions with Premier Bancshares, Inc. from 1993 until 2000. Mr. Henderson’s banking career began in 1974 with Trust Company Bank in Atlanta, Georgia.

WILLIAM L. KANE
Executive Vice President / North Georgia Regional President
Age 57

Mr. Kane has served as Executive Vice President, Regional President for the North Georgia Market of the Company and the Bank since November 2005.  Mr. Kane also served as Chief Credit Officer for the Company from November 2005 to April 2007.  Mr. Kane has 28 years of banking experience with 17 years spent working for financial institutions located in DeKalb and Gwinnett counties.  Mr. Kane served as director and an executive officer of Mountain National Bank in Tucker, DeKalb County, Georgia from 1988 to 2004 when it merged into Bank of North Georgia.  Mr. Kane continued to serve in various executive leadership positions for Bank of North Georgia, including his last role as Regional Community Executive for Gwinnett County and Tucker.  Mr. Kane’s banking career began in 1978 with National Bank of Georgia in Atlanta, Georgia.

DONALD J. TORBERT, JR.
Executive Vice President and Chief Financial Officer
Treasurer
Age 35

Mr. Torbert is a certified public accountant and has served as Executive Vice President of the Company and the Bank since August 2003.  Mr. Torbert has served as Chief Financial Officer and Treasurer of the Company and the Bank since August 2001.  Mr. Torbert was Senior Vice President of the Company and the Bank from August 2001 to August 2003 and was Vice President and Controller of the Company from May 2000 to August 2001.  Prior to joining the Company, Mr. Torbert was employed with Mauldin & Jenkins from 1994 to 2000, where he last served as an audit manager for the firm.

Compensation Committee Interlocks and Insider Participation

None of the voting members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank during the year ended December 31, 2007. In addition, none of these individuals had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” with the exception of James L. Dewar, Jr. as disclosed later in this Proxy Statement.  During the year ended December 31, 2007, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

In accordance with rules of the SEC, the Compensation Committee of the Company is providing the following report regarding compensation policies for the Company’s Chief Executive Officer and other named executive officers with respect to compensation paid to such persons during the last fiscal year.  The Board of Directors has established a Compensation Committee to make recommendations to the Board to discharge its responsibilities relating to the compensation of the Company’s executive officers.  Michael H. Godwin, James L. Dewar, Jr., John E. Mansfield, Jr., Douglas W. McNeill and R. Bradford Burnette (ex-officio) served as the members of the Compensation Committee during the year ended December 31, 2007.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management.  In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

Michael H. Godwin, Committee Chair
James L. Dewar, Jr.
John E. Mansfield, Jr.
Douglas W. McNeill
R. Bradford Burnette (ex-officio)

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee, appointed by the Board of Directors, sets and administers the policies that govern the Company’s executive compensation programs, director compensation and various incentive and stock option programs.  Voting members of the Compensation Committee must meet SEC and NASDAQ independence requirements, although the Board of Directors may appoint non-independent directors to serve on the committee as ex-officio, non-voting members.

The Compensation Committee reviews and recommends to the Board of Directors the compensation levels of members of senior management (including the Company’s named executive officers), evaluates the performance of executive management and considers executive management succession and related matters.  All recommendations relating to the compensation of the named executive officers must be approved by a majority of the independent directors of the full Board of Directors.

The Compensation Committee has reviewed the SEC’s definition of a named executive officer and has made the determination that the Company’s named executive officers for the 2007 fiscal year were:

M. Burke Welsh, Jr.	President and Chief Executive Officer
(the Company’s “Principal Executive Officer”)

Donald J. Torbert, Jr.	Executive Vice President, Chief Financial Officer and Treasurer
(the Company’s “Principal Financial Officer”)

R. Wesley Fuller	Executive Vice President and Director of Operations

David H. Gould, Jr.	Executive Vice President and Regional President for South Georgia and Florida

George D. Henderson	Executive Vice President and Chief Credit Officer

William L. Kane	Executive Vice President, Regional President for North Georgia

Compensation Benchmarks and Use of Consultants

The Compensation Committee recognizes that competitive compensation is critical for attracting, motivating and rewarding qualified executives.  In 2005, the Compensation Committee retained the services of Clark Consulting, a nationally-recognized compensation consulting firm specializing in the financial services industry, to provide an objective, third party review of executive compensation at the Company and to recommend potential improvements regarding existing practices.  Clark Consulting also provided the Compensation Committee with industry salary surveys and other industry average data to assist it with respect to assessing compensation at other levels within the organization.

In June 2005, Clark Consulting provided the Compensation Committee with compensation data for a custom peer group to use as benchmark compensation levels for the Company’s named executive officers.  The peer group was selected based upon asset size, geographic location and performance.  The peer group consisted of 19 publicly traded banks headquartered in the southeastern United States with total assets (at December 31, 2004) between $707 million and $1,068 million.  Since the report contained data elements compiled from peer proxy statements filed with the SEC in 2005 for 2004 executive compensation, the consultants “aged” the peer data 4% based on their observations of general market movement in executive compensation levels to provide more current comparisons for the Compensation Committee.  The overall results of this engagement have provided the foundation for the Compensation Committee’s actions involving executive compensation since 2005.

In 2006, the consultants provided the Compensation Committee with a tally sheet analysis outlining all material elements of compensation, benefits and perquisites of our executive officers.  This analysis also quantified the potential payouts for those named executive officers with employment agreements upon various termination events.

In 2007, the Compensation Committee gathered publicly available data and prepared an analysis of 2006 executive compensation of 21 publicly traded commercial banks in the southeastern United States (Georgia, Florida, Alabama, North Carolina, South Carolina and Tennessee) with assets between $955 million and $2.7 billion.  This analysis compared compensation within the three categories of base salary, cash bonuses and all other compensation between the peer group and the Company’s named executive officers.  Since there were no material changes anticipated in the Company’s compensation structure from 2006, the Compensation Committee did not engage an outside compensation consultant in 2007.

General Philosophy

The Company’s senior officers are compensated through a mix of base salary, cash bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders.  The compensation setting process consists of establishing targeted base salaries for each senior officer and then providing performance-based cash and equity incentives.  The performance evaluations of management are often subjective and not always based on specific, or tangible, performance measures.

For the named executive officers, incentive compensation is designed to reward company-wide performance relative to annual and long-term strategic goals.  For other senior management positions, incentive compensation is designed to reward for the achievement of market- or department-level objectives and, to a lesser degree, Company-wide performance relative to annual and long-term strategic goals.  For other officer positions, incentive compensation is designed to reward individual performance and the achievement of specific operational goals within areas under the control of those employees, although company-wide performance is also a factor.

The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.
•	Provide opportunities that integrate pay with the Company’s annual and long-term performance goals.
•	Encourage achievement of strategic objectives and creation of shareholder value.
•	Recognize and reward individual initiative and achievements.
•	Maintain an appropriate balance between base salary and short- and long-term incentive opportunity.
•	Allow the Company to compete for, retain and motivate talented executives critical to its success consistent with its quality of life philosophy.

Elements of Executive Compensation

In general, for executive management, the Compensation Committee utilizes benchmark compensation levels of other banks of comparable asset size, growth strategy, and complexity and with similar products and markets as a guide to setting compensation for its executive officers.  A significant portion of the executive officers’ compensation is weighted toward elements contingent upon the Company’s level of annual and long-term performance.  The goals of the Compensation Committee in establishing the specific executive compensation components include:

•	Base salaries at the 50th percentile of the benchmark peer group.
•
Annual cash bonuses at the 50th percentile of the benchmark peer group when subjective performance goals are achieved and between the 60th and 75th percentile if annual goals are exceeded.  Annual cash bonuses for the CEO can range from 0% to 80% of the CEO’s base salary and from 0% to 60% of the other named executive officers’ base salaries.

•
Performance-based, long-term equity incentives at the 50th percentile of the benchmark peer group are periodically granted when long-term goals are exceeded.  Equity awards are not typically made if long-term strategic goals are not met.  Equity incentives can range from 0% to 25% of the named executive officers’ base salary.

Allocation of Compensation Components

Under the Company’s compensation structure, the targeted allocation of base salary, cash bonus and equity compensation varies depending on the officer’s level within the organization.  Below is a summary of the range of potential compensation components as a percentage of total cash and equity compensation, excluding perquisites and other employee benefits.

Position Level	Base Salary	Cash Incentive/ Bonus	Equity Compensation
CEO	45% - 100%	0% - 40%	0% - 15%
Executive Vice President	50% - 100%	0% - 35%	0% - 15%
Senior Vice President*	60% - 100%	0% - 30%	0% - 10%
Vice President*	70% - 100%	0% - 25%	0% - 5%

* Certain senior commercial lenders included in these categories could have the potential to earn up to 100% of their base salaries in annual incentives if certain individual performance objectives and the Company’s annual and long-term strategic performance goals are exceeded.

In allocating compensation among these elements, the Compensation Committee believes that the compensation of the Company’s senior-most levels of management (including the Company’s named executive officers) have the greatest ability to influence the Company’s performance.  Accordingly, a higher weighting of performance-based incentives are available to the most senior officers within the Company compared to lower levels of management who receive a greater portion of their compensation in base salary.

Certain perquisites and other employee benefits are also provided to the Company’s named executive officers.  Additional information regarding each element of executive compensation is provided below.

The following table summarizes in tabular form the compensation awarded to, earned by, or paid to the Company’s named executive officers for services rendered for the fiscal years ended December 31, 2007 and 2006.

Executive Officer Summary Compensation Table
For the Fiscal Years Ended December 31, 2006 and 2007

Name and Principal Position		Salary	Bonus	Option Awards [1]	All Other Compensation [2]	Total
	Year	($)	($)	($)	($)	($)

M. Burke Welsh, Jr.	2007	309,800	120,750	32,862	21,413	484,825
Principal Executive Officer	2006	280,000	168,000	31,581	34,888	514,469

Donald J. Torbert, Jr.	2007	172,780	58,950	17,948	23,541	273,219
Principal Financial Officer	2006	163,000	73,350	16,967	24,286	277,603

R. Wesley Fuller	2007	172,780	58,950	23,069	24,087	278,886
Executive Vice President	2006	163,000	73,350	17,269	24,460	278,079

David H. Gould, Jr.	2007	187,150	64,250	17,829	20,187	289,416
Executive Vice President	2006	175,000	78,750	10,319	24,628	288,697

George D. Henderson [3]	2007	148,560	53,450	16,038	11,744	229,792
Executive Vice President

William L. Kane	2007	198,602	62,250	17,432	20,995	299,279
Executive Vice President	2006	187,360	84,312	9,922	16,052	297,646

(1)
The values disclosed in the table represent the expense of prior grants that vested in 2007 and 2006 under the Company’s 1999 Stock Option Plan and in accordance with FAS 123(R) as reflected in the Company’s financial statements.  For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 17, “Stock Plans and Stock-based Employee Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  There were no forfeitures during 2006 or 2007.

(2)
The reported amounts include director fees for Mr. Welsh and Mr. Gould in 2006, the Company’s contributions to a Profit Sharing Plan, a Section 401(k) Plan, and an Employee and Director Stock Purchase Program (the “SPP”), life insurance premiums paid by the Company for the named executive officers and perquisites and other personal benefits (such as auto allowance, cell phone allowance and an $11,784 apartment rental allowance for Mr. Gould in 2006) that may confer a direct or indirect benefit with a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company.  All Other Compensation does not include any perquisites and other personal benefits which are integrally and directly related to the performance of the executive’s duties.  Detail of these amounts follow:

Officer Name	Year	Contribution to a Profit Sharing Plan ($)	Contribution to a 401(k) Plan ($)	Contribution to a SPP ($)	Life Insurance Premiums ($)	Director fees ($)	Perquisites and other personal benefits ($)	Total ($)
M. Burke Welsh, Jr.	2007	6,750	10,125	1,000	900	-	2,638	21,413
	2006	7,700	9,900	1,000	559	13,950	1,779	34,888
Donald J. Torbert, Jr.	2007	6,750	10,125	1,000	900	-	4,766	23,541
	2006	7,700	9,900	1,000	559	-	5,127	24,286
R. Wesley Fuller	2007	6,750	10,125	1,000	900	-	5,312	24,087
	2006	7,700	9,900	1,000	559	-	5,301	24,460
David H. Gould, Jr.	2007	6,750	10,125	1,000	900	-	1,412	20,187
	2006	6,125	3,938	1,000	559	300	12,706	24,628
George D. Henderson	2007	5,554	-	1,000	695	-	4,495	11,744
William L. Kane	2007	6,750	10,125	1,000	900	-	2,220	20,995
	2006	6,558	4,216	1,000	559	-	3,719	16,052

(3)	Mr. Henderson was appointed as an executive officer on April 24, 2007. The amounts reported reflect his compensation for the entire year.

Base Salaries

The Company’s philosophy provides executive management with a level of assured cash compensation in the form of base salary that is competitive in nature and reflects those officers’ professional status and accomplishments.  Below is a summary of the peer analysis that the Compensation Committee prepared and reviewed in 2007.  Note that the information gathered for the analysis was derived from 2006 information, but it is being compared to the Company’s executive officers’ 2007 base salaries.

Name	Title	2007 Base Salary	2006 Benchmark Peer Average	Variance
		(Dollars In Thousands)
Welsh	CEO	$309.8	$317.3	-2.4%
Torbert	EVP - CFO	172.8	166.5	3.8%
Fuller	EVP - Director of Operations	172.8	200.5	-13.8%
Henderson	EVP - Chief Credit Officer	148.6	178.9	-16.9%
Gould	EVP - Regional President	187.2	160.1	16.9%
Kane	EVP - Regional President	198.6	160.1	24.0%

In December 2006, upon the recommendation of the Compensation Committee, the Board of Directors increased the base salaries of the named executive officers by 6% for 2007 to reflect inflation and the Company’s exceptional performance in 2006.  In addition, with the Board of Directors adopting a corporate governance best practice policy to not pay board, advisory board or committee fees to employees, a one-time adjustment was made to the 2007 base salaries of Mr. Welsh and Mr. Gould to compensate them for the board compensation previously available to them.

In December 2007, upon the recommendation of the Compensation Committee, the Board of Directors decided not to increase the base salaries of the named executive officers for 2008.  The Compensation Committee made this recommendation due to lower Company performance in 2007 and continued earnings pressure expected in 2008.

Bonuses

The Company’s practice has been to award cash bonuses to management based upon various performance evaluations.  In recent years for executive management, the practice has been to subjectively assess the performance of the officer and the performance of the Company relative to annual budgeted expectations, long-term strategic objectives and peer benchmarks.

In December 2006, the Compensation Committee met to review the performance of the executive officers relative to annual budgeted expectations, long-term strategic objectives and peer benchmarks.  In summary, the Company was expecting to (i) report 10% earnings growth, (ii) report asset growth of 8-10%, and (iii) open new offices in Athens, Jacksonville and Snellville.  On the recommendation of the Compensation Committee, the Board of Directors approved a bonus equal to 60% of the base salary for Mr. Welsh and bonuses equal to 45% of the base salaries for the other named executive officers.  These bonuses represented the midpoint between the targeted and maximum percentages available for each officer.

In December 2007, the Compensation Committee reviewed the performance of the executive officers to determine their recommendation for cash bonuses.  Although the Company’s net income for 2007 would not compare to the record earnings recorded in either 2006 or 2005, the Compensation Committee determined that executive management continued to make progress towards certain strategic (non-financial) objectives.  In addition, the Compensation Committee determined that executive management had performed extremely well to date in managing the Company’s risk in a difficult operating environment.  On the recommendation of the Compensation Committee, the Board of Directors approved a bonus equal to 39% of the base salary for Mr. Welsh and bonuses equal to 31-35% of the base salaries for the other named executive officers.  These decreases from the prior year’s cash bonuses were in direct proportion to the decrease in earnings in 2007 as compared to 2006.

Equity Incentives

The form of equity compensation that the Company has historically used to award management is incentive stock options.  This form of compensation was selected because it aligns management’s objectives with that of the Company’s stockholders.  Incentive stock options also have traditionally received favorable accounting treatment for the Company and favorable tax treatment to the recipient.  However, with the implementation of Statement of Financial Accounting Standards No. 123(R) in 2006, the accounting treatment for stock options became less attractive.  As a result, the Compensation Committee is evaluating other potential methods of equity compensation for senior management.

In establishing equity awards, the equity ownership levels of the recipients or prior awards that are fully vested called “overhang” are generally not considered.  It is the Compensation Committee’s position that competitors who might try to hire away the Company’s officers would not give credit for equity ownership in the Company and, accordingly, to remain competitive the Compensation Committee cannot afford to give credit for that factor either.  However, the Compensation Committee has reviewed the level of equity overhang on the named executive officers and concluded that the overhang is low compared to data provided by its compensation consultants for the peer benchmarks and the industry as a whole.

In December 2007, Mr. Welsh provided a list of recommended incentive stock option grants for senior management (including the five named executive officers other than himself) to the Compensation Committee.  Primarily for the same reasons outlined above for bonuses, with the further recommendation of the Compensation Committee, the Board of Directors granted a total of 60,000 incentive stock options for senior management and an additional 9,500 incentive stock options for Mr. Welsh.  In January 2008, Mr. Welsh recommended a second list of incentive stock option grants for other members of management to the Compensation Committee.  Upon further recommendation of the Compensation Committee, the Board of Directors granted an additional 21,000 incentive stock options for senior management.  As with all options granted by the Company, the exercise price was set as the official closing price on NASDAQ on the date of grant and the grants have a five-year ratable vesting requirement.

Although there is no official policy, the Compensation Committee is sensitive to the timing of option grants and has chosen to not make equity grants at times when they have knowledge of material information about the Company that has not been made public.

The following table summarizes in tabular form each grant of an award made to the Company’s named executive officers under any equity compensation plan for the last completed fiscal year.

Grants of Plan-Based Awards
For the Fiscal Year Ended December 31, 2007

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date [1]
		(#)	($/sh)	($)

M. Burke Welsh, Jr.	12/18/07	9,500	13.73	30,252
Donald J. Torbert, Jr.	12/18/07	7,500	13.73	23,883
R. Wesley Fuller	12/18/07	7,500	13.73	23,883
David H. Gould, Jr.	12/18/07	5,000	13.73	15,922
George D. Henderson	12/18/07	6,000	13.73	19,106
William L. Kane	12/18/07	5,000	13.73	15,992

(1)
On December 18, 2007, the Board of Directors granted stock options under the Company’s 1999 Stock Option Plan to each of the named executive officers listed in the table with an exercise price of $13.73 per share, which was the closing price of the Company’s stock listed on NASDAQ on the grant date.  These options were granted subject to a five-year vesting schedule.  The fair value of the options granted was estimated at $3.18 per share based on the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate:	4.39%	Expected life of the option:	7 years
Expected dividend yield:	3.50%	Expected volatility:	26.62%

The following table summarizes in tabular form the unexercised stock option awards for the Company’s named executive officers outstanding as of the end of the last completed fiscal year.

Outstanding Equity Awards at Fiscal Year End
December 31, 2007

	Option Awards
Name	Option Grant Date [1]	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
		(#)	(#)	($)

M. Burke Welsh, Jr.	08/09/00	3,000	-	10.938	08/09/10
	06/01/01	3,000	-	10.710	06/01/11
	09/26/01	17,045	-	10.600	09/26/11
	08/02/02	4,800	-	7.700	08/02/12
	03/29/05	4,000	6,000	14.130	03/29/15
	12/19/06	2,000	8,000	21.350	12/19/16
	12/18/07	-	9,500	13.730	12/18/17

Donald J. Torbert, Jr.	01/01/01	1,500	-	9.375	01/01/11
	09/26/01	10,341	-	10.600	09/26/11
	08/02/02	5,200	-	7.700	08/02/12
	03/29/05	2,800	4,200	14.130	03/29/15
	12/19/06	1,200	4,800	21.350	12/19/16
	12/18/07	-	7,500	13.730	12/18/17

R. Wesley Fuller	10/08/01	3,000	-	10.800	10/08/11
	08/02/02	8,400	-	7.700	08/02/12
	03/29/05	2,800	4,200	14.130	03/29/15
	12/19/06	1,200	4,800	21.350	12/19/16
	12/18/07	-	7,500	13.730	12/18/17

David H. Gould, Jr.	11/14/05	4,000	6,000	17.670	11/14/15
	12/19/06	1,200	4,800	21.350	12/19/16
	12/18/07	-	5,000	13.730	12/18/17

George D. Henderson	01/01/02	3,500	-	10.010	01/01/12
	08/02/02	9,600	-	7.700	08/02/12
	12/19/06	400	1,600	21.350	12/19/16
	12/18/07	-	6,000	13.730	12/18/17

William L. Kane	11/08/05	4,000	6,000	16.990	11/08/15
	12/19/06	1,200	4,800	21.350	12/19/16
	12/18/07	-	5,000	13.730	12/18/17

(1)
The listed stock option grants were approved by the Board of Directors under the Company’s 1999 Stock Option Plan to each of the named executive officers listed.  The option exercise prices are based on the closing price of the Company’s stock listed on NASDAQ on the grant date.  These options were granted subject to a five-year ratable vesting schedule.

The following table summarizes in tabular form each exercise of stock options made by the Company’s named executive officers during the last completed fiscal year.

Option Exercises and Stock Vested
For the Fiscal Year Ended December 31, 2007

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)

M. Burke Welsh, Jr.	2,000	10,600
Donald J. Torbert, Jr.	550	6,875
R. Wesley Fuller	-	-
David H. Gould, Jr.	-	-
George D. Henderson	-	-
William L. Kane	-	-

Perquisites and Other Benefits

The Compensation Committee periodically reviews the perquisites and other benefits available to executive management.  As reflected in the Summary Compensation Table, the aggregate cost of these perquisites and other benefits was $121,967 in 2007 and $124,314 in 2006 for the named executive officers.  Included in the 2006 total are $13,950 to Mr. Welsh and $300 to Mr. Gould for director and advisory board member fees.  As previously noted, these amounts are no longer being paid as additional compensation to Company employees serving as members of the Board of Directors after 2006.  Also in 2006, Mr. Gould received $11,784 as a rental allowance to offset his costs of relocating first to Valdosta and then to Jacksonville.  Other elements more fully described below include 401(k) plan matching and profit-sharing contributions, stock purchase program matching contributions and other employee and medical benefits.  Finally, since routine business travel and mobile telecommunications access are often necessary, the Company provides senior management (including the named executive officers) with monthly auto and cell phone allowances to compensate them for their use of personal assets for business purposes.

As mentioned above, the Company offers a 401(k) plan to eligible employees (including the named executive officers).   The 401(k) plan allows participants to defer a portion of their compensation and provides that the Company may match a portion of the participants’ deferred compensation.  In 2007, the Company matched 75 cents for every dollar contributed by a participant up to an annual threshold equal to the lesser of 6% of each participant’s eligible compensation or the limit established by the Internal Revenue Service for 401(k) plans.  The plan also provides for non-elective and discretionary profit sharing contributions to be made by the Company at the sole discretion of the Board of Directors.  In the first quarter of 2007, approximately 3.5% of each participant’s eligible compensation was contributed as the discretionary profit sharing contributions for fiscal year 2006.  In the first quarter of 2008, approximately 3.0% of each participant’s eligible compensation was contributed as the discretionary profit sharing contributions for fiscal year 2007.

The Company also offers an Employee and Director Stock Purchase Program to eligible employees (including the named executive officers) and directors as a convenient means of purchasing for long term investment, and not for short term speculative gain, the common stock of the Company and thereby promote interest in the Company’s continuing success, growth and development.  The program allows for a participant to purchase up to a maximum of $2,000 per year of the Company’s common stock with the Company matching 50% of the participant’s purchase.

Executive management is also eligible to participate in the Company’s other benefit plans on the same terms as other employees.  These plans include paid vacation leave, medical and dental insurance, annual physical examinations, employee assistance programs, employee and dependant group term life insurance, and employee and spousal disability insurance.

Potential Payments Upon Termination or Change in Control

The Company has employment agreements with Mr. Welsh, Mr. Torbert, Mr. Fuller and Mr. Henderson.  The terms of these agreements regarding potential payments upon termination or a change in control of the Company are essentially the same.  The executive management team has helped to build the Company into the successful franchise that it is today, and the Compensation Committee believes that it is important to protect these officers in the event of a change in control.  Further, it is the Compensation Committee’s belief that the interests of stockholders will be best served if the interests of executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.  In aggregate, the Compensation Committee believes these potential change in control benefits are acceptable, as they represent approximately 3% of the market value of the Company’s common stock.  The information provided by Clark Consulting in 2006 indicated that investment bankers expect such change in control benefits to amount to 3% to 5% of the value of a typical merger transaction in the banking industry.  The Compensation Committee is in the process of negotiating new employment agreements for the named executive officers to address “best practice” suggestions made by Clark Consulting and to adopt recent tax law changes.  It is anticipated these new agreements will be finalized during the second quarter of 2008.

For purposes of the benefits provided in the existing agreements, a change in control is deemed to occur, in general, if (i) a shareholder or group of shareholders (with certain exceptions provided) acquires 25% or more of the Company’s or the Bank’s common stock, (ii) during any period of up to two years, individuals who, at the beginning of such period, are directors of the Company or the Bank cease to constitute at least a majority of the board of directors thereof (with certain exceptions provided), or (iii) the stockholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation other than a merger or consolidation (with certain exceptions provided) where at least 51% of the combined voting power of the surviving entity is controlled by the Company or the Company’s stockholders.

In the event of a change in control of the Company followed by a (i) reduction in the officers’ compensation, (ii) material change in the officers’ status, office, title or reporting requirements, (iii) failure by the Company to increase the officers’ salary in accordance with established procedures, or (iv) required relocation by the officers of more than 50 miles from the officers’ current office, the Mr. Welsh, Mr. Torbert and Mr. Fuller will be entitled to receive severance benefits in a lump sum cash amount equal to two times each officers’ total annual compensation for the fiscal year under the employment agreement in which his compensation was the highest plus a gross up for potential excise taxes imposed by the Internal Revenue Code Section 280G if applicable.  Mr. Henderson will be entitled to receive severance benefits in a lump sum cash amount equal to his total annual compensation for the fiscal year under the employment agreement in which his compensation was the highest plus a gross up for potential excise taxes imposed by the Internal Revenue Code Section 280G if applicable.  Further, on the occurrence of a change in control of the Company, any unvested stock options previously granted to Mr. Welsh, Mr. Torbert, Mr. Fuller and Mr. Henderson will be accelerated and fully vested.

In the event that any of these executive officers’ employment is terminated (i) by the Company other than for “cause” (such as a material breach of the employment agreement, gross negligence or willful misconduct by the officer), or (ii) due to the Company’s breach of the employment agreement, Mr. Welsh, Mr. Torbert and Mr. Fuller will be entitled to receive 200% of his base salary payable in equal monthly installments over a term of 24 months and Mr. Henderson will be entitled to receive 100% of his base salary payable in equal monthly installments over a term of 24 months.

The employment agreements restrict the officers from, among other things, (i) disclosing confidential information, (ii) competing with the Company or the Bank within a defined territory for 12 months following termination, and (iii) employing any former employee of the Company or the Bank for 12 months following the employee’s termination.

The following table summarizes in tabular form the potential post-employment payments due to the executive officers with employment agreements upon termination or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year.

Potential Payments Upon Termination or Change in Control
As of December 31, 2007

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason [1]	After Change in Control Termination w/o Cause or for Good Reason [2]	Voluntary Termination	Death or Disability	Change in Control
		($)	($)	($)	($)	($)

M. Burke Welsh, Jr.	Contract termination payment	592,281	1,100,424	-	-	-
	Stock option vesting acceleration [3]	28,646	28,646	-	28,646	28,646
	IRC Sec. 280G excise tax gross-up	-	159,909	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	195,445	-	-	-

	Total	620,927	1,484,424	-	28,646	28,646

Donald J. Torbert, Jr.	Contract termination payment	330,324	605,616	-	-	-
	Stock option vesting acceleration [3]	21,077	21,077	-	21,077	21,077
	IRC Sec. 280G excise tax gross-up	-	89,144	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	108,954	-	-	-

	Total	351,401	824,791	-	21,077	21,077

R. Wesley Fuller	Contract termination payment	330,324	608,060	-	-	-
	Stock option vesting acceleration [3]	21,077	21,077	-	21,077	21,077
	IRC Sec. 280G excise tax gross-up	-	88,349	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	107,982	-	-	-

	Total	351,401	825,468	-	21,077	21,077

George D. Henderson	Contract termination payment	145,276	477,474	-	-	-
	Stock option vesting acceleration [3]	12,758	12,758	-	12,758	12,758
	IRC Sec. 280G excise tax gross-up	-	65,932	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	80,583	-	-	-

	Total	158,034	636,747	-	12,758	12,758

(1)
The Company’s contractual obligation for terminating an officer’s employment agreement before a change in control event without cause is payable in 24 equal monthly installments for Mr. Welsh, Mr. Torbert and Mr. Fuller and 12 equal monthly installments for Mr. Henderson.  The contract termination payments disclosed in the table above have been discounted to a net present value using a rate of 4.74% for Mr. Welsh, Mr. Torbert and Mr. Fuller and 4.88% for Mr. Henderson.

(2)	The Company’s contractual obligation for terminating an officer's employment agreement after a change in control event without cause is payable as a lump sum payment within 30 days of termination.
(3)	Value is calculated using the safe harbor valuation method outlined in Internal Revenue Bulletin 2003-34 and a $12.44 stock price as of December 31, 2007.
(4)	Assuming a 35% individual income tax rate.

Director Compensation

For the 2007 fiscal year, the directors of the Company were paid director's fees of $750 per meeting of the full Board of Directors, $300 per director committee meeting and a $1,000 quarterly retainer.  In addition, non-employee directors were granted 2,000 stock options as a non-cash retainer fee on the first business day of the 2007 fiscal year.

Since January 2008, the directors of the Company have been paid director’s fees of $1,000 per meeting of the full Board of Directors, $750 per meeting of the Audit Committee and $400 per meeting of the Compensation Committee, Governance Committee and Nominating Committee.  In addition, non-employee directors will be paid a $10,000 annual retainer and were granted 2,000 stock options as a non-cash retainer fee on the first business day of the 2008 fiscal year.  The Company will also begin paying annual Chairman and Committee Chairman retainers as follows:  Chairman of the Board of Directors $5,000; Audit Committee Chairman $8,000; Compensation Committee Chairman $1,200; Governance Committee Chairman $300; and Nominating Committee Chairman $300.

The following table summarizes in tabular form the compensation awarded to, earned by, or paid to the Company’s directors other than Mr. Welsh, whose compensation for services rendered as a director are reported in the Executive Officer Summary Compensation Table, for the last completed fiscal year.

Director Compensation Table
For the Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash	Option Awards [1]		All Other Compensation		Total
	($)	($)		($)		($)

R. Bradford Burnette	27,850	4,076		165,087	[2]	197,013
Walter W. Carroll, II	24,650	4,322		-		28,972
James L. Dewar, Jr.	15,400	9,439		75,000	[3]	99,839
Michael H. Godwin	20,300	7,537		-		27,837
Bill J. Jones	9,450	44,456	[4]	-		53,910
James B. Lanier, Jr.	21,050	9,439		-		30,489
John E. Mansfield, Jr.	24,800	4,195		-		28,995
Kennith D. McLeod	20,000	9,439		-		29,439
Douglas W. McNeill	25,250	4,205		-		29,455
Paul E. Parker	20,300	9,439		-		29,739
F. Ferrell Scruggs, Sr.	22,850	9,439		-		32,289
John M. Simmons, III	10,350	44,456	[4]	-		54,810
Joe P. Singletary, Jr.	22,700	9,439		-		32,139
David K. Williams	11,067	-		-		11,067

(1)
As an annual retainer, the nonemployee members of the Board of Directors of the Company are granted 2,000 stock options on the first business day of each year that they serve on the Board of Directors.  The values disclosed in the table represent the expense of prior grants that vested in 2007 under the Company’s 1999 Stock Option Plan and in accordance with FAS 123(R) as reflected in the Company’s financial statements.  For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 17, “Stock Plans and Stock-based Employee Compensation,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The aggregate number of stock options outstanding for each director listed in the table as of December 31, 2007 follows: Mr. Burnette 21,000; Mr. Carroll 24,000; Mr. Dewar 26,000; Mr. Godwin 10,000; Mr. Jones 20,000; Mr. Lanier 18,000; Mr. Mansfield 6,000; Mr. McLeod 7,200; Mr. McNeill 5,200; Mr. Parker 18,000; Mr. Scruggs 26,000; Mr. Simmons 20,000; Mr. Singletary 26,000; and Mr. Williams 2,000.
(2)
The Company entered into a salary continuation agreement with Mr. Burnette while he was employed as an executive of the Company that would provide Mr. Burnette with $165,087 per year for 15 years commencing when Mr. Burnette turned age 65.  At December 31, 2007, the net present value of the remaining payments due to Mr. Burnette was $1,387,968 using a discount rate of 6.31%.

(3)
Includes $75,000 contributed by the Bank to Valdosta State University in 2007.  In 2005, the Board of Directors of the Bank authorized the Bank to pledge $500,000 to Valdosta State University in honor of Mr. Dewar’s parents, Mr. James L. Dewar, Sr., the founder of the Bank and the Company, and Mrs. Dorothy H. Dewar.  Mr. Dewar was not present during the deliberation and vote authorizing the pledge.  At December 31, 2007, a balance of $175,000 remained payable on the pledge.

(4)
Mr. Jones and Mr. Simmons retired from the Board of Directors at the 2007 Annual Meeting held on May 22, 2007.  On an action by the Board of Directors, all unvested stock options previously granted to Mr. Jones and Mr. Simmons were accelerated and became fully vested at their retirement.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors, and persons who own 10% or more of the registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and 10% or more shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during fiscal year 2007, all directors, officers and 10% shareholders complied with all Section 16(a) filing requirements.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the shares of the Company’s common stock owned as of February 29, 2008, (i) by each person who beneficially owned more than 5% of the shares of the Company’s common stock, (ii) by each of the Company’s directors, director nominees and named executive officers in the Summary Compensation Table, and (iii) by all of the Company’s directors, director nominees and executive officers as a group.

	Number of		Percentage
Name of Beneficial Owner (1)	Shares		Ownership (2)
R. Bradford Burnette	121,110	(3)	1.26

Walter W. Carroll, II	102,179	(4)	1.06

Dewar Family, L.P.	1,593,804	(5)	16.58

James L. Dewar, Jr.	1,634,234	(6)	17.00

R. Wesley Fuller	32,407	(7)	*

James W. Godbee, Jr.	1,536		*

Michael H. Godwin	7,316	(8)	*

David H. Gould, Jr.	5,551	(9)	*

George D. Henderson	21,039	(10)	*

William L. Kane	6,126	(11)	*

James B. Lanier, Jr.	31,030	(12)	*

John E. Mansfield, Jr.	104,491	(13)	1.09

Kennith D. McLeod	105,195	(14)	1.09

Douglas W. McNeill	24,532	(15)	*

Paul E. Parker	44,492	(16)	*

F. Ferrell Scruggs, Sr.	98,634	(17)	1.03

Joe P. Singletary, Jr.	143,168	(18)	1.49

Donald J. Torbert, Jr.	26,746	(19)	*

M. Burke Welsh, Jr.	50,557	(20)	*

David K. Williams	1,800		*
All directors, director nominees and executive officers as a group (19 persons)	2,562,143		26.66
* Less than 1 percent.

(1)
Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household.  Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.  A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days.  For purposes of this table, we have not required that an option have an exercise price lower than the price of our common stock as of February 29, 2008 ($11.82) in order to qualify as a right to acquire the underlying stock into which it converts.  Unless otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been provided by the respective persons listed in the above table.

(2)
Based on 9,162,392 shares outstanding as of February 29, 2008 plus shares underlying outstanding stock options or warrants which are exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

(3)
Includes 5,762 shares held by Mr. Burnette’s wife and 6,509 shares held for Mr. Burnette’s minor grandchildren by Mr. Burnette’s wife as custodian.  Mr. Burnette disclaims beneficial ownership of those shares held by his wife.  Also includes 17,400 options exercisable within 60 days.

(4)	Includes 1,148 shares held by Mr. Carroll’s wife, of which shares Mr. Carroll disclaims beneficial ownership. Also includes 21,200 options exercisable within 60 days.
(5)	The Dewar Family, L.P. is a limited partnership and Mr. Dewar, Jr., is its general partner. The mailing address is P.O. Box 2985, Valdosta, Georgia 31604.
(6)
Includes 1,593,804 shares owned by the Dewar Family, L.P.  Mr. Dewar, Jr. is a general partner of the Dewar Family, L.P. and possesses the sole power to vote all shares owned by the limited partnership.  Also includes 22,000 options exercisable within 60 days and 6,358 shares held by Mr. Dewar, Jr.’s wife.  Includes 1,000 shares held by Mr. Dewar, Jr.’s wife and stepchildren.  Mr. Dewar, Jr. disclaims beneficial ownership of the shares held by his wife and those held by his wife and stepchildren.  Mr. Dewar, Jr.’s mailing address is P. O. Box 2295, Valdosta, Georgia 31604.

(7)	Includes 16,800 options exercisable within 60 days. Also includes 226 shares held by Mr. Fuller’s minor children, over which shares Mr. Fuller has custodial power.
(8)	Includes 6,000 options exercisable within 60 days.
(9)	Includes 5,200 options exercisable within 60 days.
(10)	Includes 470 shares held by Mr. Henderson’s son, of which Mr. Henderson disclaims beneficial ownership. Also includes 21,039 options exercisable within 60 days.
(11)	Includes 5,200 options exercisable within 60 days.
(12)	Includes 14,000 options exercisable within 60 days.
(13)
Includes 93,949 shares held in a family partnership of which Mr. Mansfield has sole voting power.  Also, includes 2,400 options exercisable within 60 days and 1,060 shares held by Mr. Mansfield’s minor children over which shares Mr. Mansfield has custodial power.

(14)	Includes 31,720 shares held by Mr. McLeod’s wife of which shares Mr. McLeod disclaims beneficial ownership. Also includes 3,200 options exercisable within 60 days.
(15)	Includes 1,600 options exercisable within 60 days.
(16)	Includes 14,000 options exercisable within 60 days.
(17)
Includes 16,117 shares held by Mr. Scruggs’ wife, of which shares Mr. Scruggs disclaims beneficial ownership and 14,332 shares held by a family limited partnership.  Also includes 22,000 options exercisable within 60 days.

(18)
Includes 18,189 shares held by Mr. Singletary’s wife, of which shares Mr. Singletary disclaims beneficial ownership.  Includes 8,173 shares owned by Sing Bros., Inc., of which Mr. Singletary is the President, and 3,290 shares owned by Tripo, Inc., of which Mr. Singletary is also the President.  Also includes 22,000 options exercisable within 60 days.

(19)	Includes 22,441 options exercisable within 60 days.
(20)	Includes 35,845 options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the officers, directors and shareholders of the Company and the Bank, and affiliates of such persons, have from time to time engaged in banking transactions with the Bank.  Such persons are expected to continue these transactions in the future.  Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.  At December 31, 2007, loans outstanding to officers, directors, director nominees and shareholders of the Company named in this Proxy Statement and their affiliates amounted to an aggregate of $30,245,159.

In January 2007, the Bank invested in a limited partnership, which is managed by a separate entity affiliated with Mr. Dewar, for the purpose of owning Georgia low-income housing tax credits.  The Bank invested $929,147 for up to $2,294,190 in Georgia low income housing tax credits over a ten year period from a certain qualifying low income housing property in Georgia managed by an entity affiliated with Mr. Dewar.  The transaction was approved by the Bank’s Board of Directors with Mr. Dewar abstaining from the discussion and the vote.

In 2005, the Board of Directors of the Bank authorized the Bank to pledge $500,000 to Valdosta State University in honor of Mr. James L. Dewar, Sr., the founder of the Bank and the Company, and Mrs. Dorothy H. Dewar.  Mr. and Mrs. Dewar are the parents of James L. Dewar, Jr.  Mr. Dewar was not present during the deliberation and vote authorizing the pledge.  During 2007, the Bank contributed $75,000 towards satisfying the pledge.  At December 31, 2007, a balance of $175,000 remained on the pledge.

All related party transactions set forth above were subject to review by management and required approval by the Audit Committee or the disinterested directors of the Company. We believe that the terms for all of these related party transactions are at least as favorable as those that could be obtained from a third party.  All future related party transactions will require approval by the Audit Committee for potential conflict of interest situations, as permitted under NASDAQ Listing Standards Rule 4350(h).  The term "related party transaction" is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S
PROXY STATEMENT

Proposals of shareholders intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received at the Company’s principal executive offices by December 19, 2008 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2009 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if the Company:  (i) receives notice of the proposal before the close of business on March 3, 2009, and advises shareholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 3, 2009.  Notices of intention to present proposals at the 2009 Annual Meeting of Shareholders should be addressed to Denise McKenzie, Secretary, PAB Bankshares, Inc., P.O. Box 3460, Valdosta, Georgia 31604-3460.

ANNUAL REPORTS

Copies of the Company’s 2007 Annual Report to Shareholders and Form 10-K, which includes the Company’s audited financial statements for the year ended December 31, 2007, are being mailed to all shareholders together with this Proxy Statement.

PAB BANKSHARES, INC.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Is Solicited on Behalf of the Board of Directors of PAB Bankshares, Inc.

The undersigned shareholder hereby appoints Donald J. Torbert, Jr. and R. Wesley Fuller, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of PAB Bankshares, Inc. (the "Company") held of record by the undersigned on April 4, 2008, at the Annual Meeting of Shareholders (the "2008 Annual Meeting") to be held at the Company's offices located at 3250 North Valdosta Road, Valdosta, Georgia, 31602, on Tuesday, May 20, 2008, at 10:00 a.m., local time, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" THE FOLLOWING PROPOSALS:

1.
The proposal to elect the following individuals (the "Nominees") to serve as members of the Company's Board of Directors until the time specified and until their successors are duly elected and qualified: R. Bradford Burnette, Michael H. Godwin, Kennith D. McLeod, Paul E. Parker and M. Burke Welsh, Jr. to serve as members of the Company's Board of Directors until the 2011 Annual Meeting of Shareholders of the Company and James W. Godbee, Jr. to serve as a member of the Company’s Board of Directors until the 2010 Annual Meeting of Shareholders of the Company.

Nominees:	R. Bradford Burnette, Michael H. Godwin, Kennith D. McLeod, Paul E. Parker,
M. Burke Welsh, Jr. and James W. Godbee, Jr.

☐ FOR all Nominees listed above	☐ FOR ALL EXCEPT	☐ WITHHOLD authority to vote for all Nominees

Instructions:  To withhold authority to vote for any individual Nominee, mark “FOR ALL EXCEPT” and write that Nominee's name in the space provided below.

2.
To approve the amendment to delete Article VI of the Company’s Articles of Incorporation.  This amendment will eliminate the requirement of supermajority voting for mergers, consolidations, sales of all or substantially all of the Company’s assets, removal of a member of the Board of Directors and calling a special meeting of the shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The proposal to ratify the appointment of Mauldin & Jenkins, LLC as the Company’s independent auditors for the fiscal year 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

This Proxy revokes all prior proxies with respect to the 2008 Annual Meeting and may be revoked prior to its exercise.  No proposal is conditioned on or related to any other proposal.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION NAMED IN PROPOSAL 2, FOR THE RATIFICATION OF AUDITORS NAMED IN PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE FIRST MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

DATED:
Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE

Signature (if held jointly)

NOTE:  If stock is held in the name of two or more persons, all must sign.  When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.

Appendix A

Articles of Amendment

of

PAB Bankshares, Inc.

Pursuant to the Section 14-2-1006 Official Code of Georgia Annotated, PAB Bankshares, Inc., a Georgia corporation (the “Corporation”) hereby submits the following Articles of Amendment:

1.           The name of the Corporation is: PAB Bankshares, Inc.

2.           The Corporation was formed pursuant to those Articles of Incorporation filed with the Georgia Secretary of State on May 14, 1982, as restated May 28, 1997 and amended May 06, 1999.

3.           The shareholders of the Corporation hereby amend the Articles of Incorporation to delete Article VI of the Articles of Incorporation in its entirety.

4.           The foregoing amendment was duly approved and adopted by the Board of Directors of the Corporation at a meeting held on the __ day of _________, 2008 and by the shareholders of the Corporation at a meeting of the shareholders on the 20th day of May, 2008 in accordance with Section 14-2-1003 of the Official Code of Georgia Annotated.

5.           The remainder of the Articles of Incorporation shall remain in full force and effect.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by the undersigned, being the Secretary of PAB Bankshares, Inc., on this the__ day of _________, 2008.

PAB Bankshares, Inc.

By:
M. Burke Welsh, Jr.
President and Chief Executive Officer

Attest:
Denise G. McKenzie
Secretary

**SEAL**